EXHIBIT 99.1

For Immediate Release:  April 8, 2008

For More Information, Contact:

Duane C. Montopoli, President and Chief Executive Officer

Phone:  603-913-2300

Fax: 603-913-2305

William Patterson Resigns As Pennichuck CFO

Intends to Return to New York/New Jersey Area

MERRIMACK, NH (April 8, 2008) – Pennichuck Corporation (NASDAQ: PNNW) today announced that William D. Patterson, the Company’s Senior Vice President, Treasurer and Chief Financial Officer, has notified the Company that he is resigning from those positions.  Mr. Patterson currently intends to return to EnSTAR Management Corporation, a New York City-based firm he founded to provide financial advisory and consulting services for utilities.  Since joining the Company as Chief Financial Officer in January 2005, Mr. Patterson typically has been commuting weekly from his northern New Jersey home to the Company’s offices in Merrimack, New Hampshire.  Mr. Patterson’s resignation will take effect on May 23, 2008, unless he and the Company mutually agree on a later date.  The Company has commenced a search for his replacement.

“I’ve greatly appreciated and enjoyed the opportunity to work with senior management and to assist the Board in navigating through a particularly challenging period of time in the Company’s history,” said Mr. Patterson, “and I’m confident the Company has established a solid financial foundation from which to execute its strategic business plans going forward.”

Commenting on Mr. Patterson’s resignation, Duane C. Montopoli, Pennichuck’s President and Chief Executive Officer, said, “Since joining Pennichuck in 2005, Bill has done an outstanding job.  While he will be greatly missed, I understand his desire to work closer to home.  We wish him much success in the future.”

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities.  Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts.  The Company’s real estate operations are involved in the ownership, management and commercialization of real estate in southern New Hampshire.

Pennichuck Corporation’s common stock trades on the Nasdaq Global Market under the symbol “PNNW.”  The Company’s website is at www.pennichuck.com.

This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation.  Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the timing and results of eminent domain proceedings before the New Hampshire Public Utilities Commission; the possible impact thereof on business operations and net assets; legislation and/or regulation and accounting factors affecting Pennichuck Corporation’s financial condition and results of operations; the availability and cost of capital, including the impact on our borrowing costs of changes in interest rates; and, the impact of weather.  Investors are encouraged to access Pennichuck Corporation’s annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation’s forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements.